Exhibit 2.1

Registration Rights Agreement

This Registration Rights Agreement (the “Agreement”) is entered into as of [—], 2014 by Fenix Parts, Inc., a Delaware corporation (“Fenix”), and             ,             , and             (each a “Shareholder” and together the “Shareholders”).

Background:

A. Concurrently with entering into this Agreement, Fenix, the Shareholders and             (the “Company”) have closed their Combination Agreement dated             , 2014 (the “Combination Agreement”), pursuant to which the Shareholders have transferred their shares of stock in the Company to Fenix and have received in exchange cash and shares of Fenix common stock.

B. Concurrently with the closing of the Combination Agreement and the closing of other combination agreements with the shareholders of other combining companies (the “Other Combination Agreements”), and as part of a single transaction, Fenix has closed an underwritten initial public offering of shares of Fenix common stock.

C. The shares of Fenix common stock that the Shareholders received from Fenix at the closing of the Combination Agreement have not been registered under the Securities Act. Fenix has agreed to grant the Shareholders registration rights in respect of these shares on the terms and subject to the conditions of this Agreement.

D. Fenix has agreed to grant the same registration rights to the shareholders of the other combining companies in respect of the unregistered shares of Fenix Stock that they received at the closing of the Other Combination Agreements.

E. The parties are entering into this Agreement pursuant to Section             of the Combination Agreement.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

Certain capitalized terms used in this Agreement are defined in the attached Schedule I.

1.	Piggyback Registrations

(a) If at any time prior to January 1, 2016, Fenix proposes to register any shares of its common stock under the Securities Act and the registration form to be used may be used for the registration of Registrable Shares (a “Piggyback Registration”), Fenix shall promptly give written notice to all holders of Registrable Shares of its intention to effect the registration and shall include in the registration all Registrable Shares in respect of which Fenix has received written requests for inclusion within 20 days after receipt of Fenix’s notice.

(b) If (i) the Piggyback Registration is an underwritten primary registration on behalf of Fenix or an underwritten secondary registration on behalf of holders of Fenix common stock (other than holders of Registrable Shares) and (ii) the managing underwriter or underwriters advise Fenix in writing that in their opinion the number of Registrable Shares requested to be included in the registration exceeds the number that can be sold without adversely affecting the marketability of the offering, the number of Registrable

Shares included in the registration shall be reduced by the excess, allocating this reduction pro rata among the holders of the Registrable Shares requesting inclusion in the registration on the basis of the number of Registrable Shares that they have requested to be included in the registration.

(c) Similarly, if (i) the Piggyback Registration is not an underwritten registration and (ii) Fenix, in its good faith judgment, determines that the number of Registrable Shares requested to be included in the registration exceeds the number that can be sold without adversely affecting the marketability of the offering, the number of Registrable Shares included in the registration shall be reduced by the excess, allocating this reduction pro rata among the holders of the Registrable Shares requesting inclusion in the registration on the basis of the number of Registrable Shares that they have requested to be included in the registration.

(d) If (i) Fenix has previously filed a registration statement in respect of Registrable Shares pursuant to this Paragraph 1 and (ii) the previous registration has not been withdrawn or abandoned, Fenix shall not file or effect any other registration of any shares of its common stock under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of its common stock, until a period of 90 days has elapsed from the effective date of the previous registration.

(e) Fenix shall pay the Registration Expenses of the holders of Registrable Shares in any Piggyback Registration.

(f) A holder of Registrable Shares shall have the right to withdraw its request for inclusion in the registration by written notice to Fenix.

2.	Holdback Agreements

(a) Each holder of Registrable Shares shall not effect any public sale or distribution (including sales pursuant to Rule 144) of shares of Fenix common stock during the 30 days prior to and the 180 days following the effective date of any underwritten Piggyback Registration in which Registrable Shares are included (except as part of the underwritten registration), unless the underwriters managing the offering otherwise agree.

(b) Fenix shall not effect any public sale or distribution of shares of its common stock during such period prior to and following the effective date of any underwritten Piggyback Registration as Fenix and the underwriters managing the offering may agree.

3.	Registration Procedures

Whenever holders of Registrable Shares have requested that any Registrable Shares be registered pursuant to this Agreement, Fenix shall use commercially reasonable efforts to effect the registration and the sale of the Registrable Shares in accordance with the intended method of disposition, In this regard, Fenix shall:

(a) prepare and file with the Securities and Exchange Commission a registration statement in respect of such Registrable Shares and use commercially reasonable efforts to cause the registration statement to become effective;

(b) notify each holder of Registrable Shares of the effectiveness of each registration statement filed under this Agreement, prepare and file with the Securities and Exchange Commission any amendments and supplements to the registration statement and the prospectus that may be necessary to keep the registration statement effective for a period of not less than 180 days, and comply with the provisions of the Securities Act in respect of the disposition of all shares of Fenix common stock covered by the registration statement during this 180-day period in accordance with the intended methods of disposition by the sellers described in the registration statement;

(c) furnish to each seller of Registrable Shares the number of copies of the registration statement, each amendment and supplement, the prospectus included in the registration statement (including each preliminary prospectus) and any other documents that each seller reasonably may request in order to facilitate the disposition of the seller’s Registrable Shares;

(d) use commercially reasonable efforts to register or qualify the Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the seller to consummate the disposition in those jurisdictions of the Registrable Shares owned by the seller (but Fenix shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e) notify each seller of Registrable Shares, at any time when a prospectus relating to those securities is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements in the prospectus not misleading; and, at the request of any seller, Fenix shall prepare a supplement or amendment to the prospectus so that, when delivered to purchasers of the Registrable Shares, the prospectus, as supplemented or amended, does not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements in the prospectus not misleading;

(f) cause all Registrable Shares to be quoted on The NASDAQ Stock Market;

(g) provide a transfer agent and registrar for all such Registrable Shares no later than the effective date of the registration statement;

(h) enter into such customary agreements (including underwriting agreements in customary form) and take all other actions that holders of a majority of the Registrable Shares being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Registrable Shares;

(i) make available for inspection by any seller of Registrable Shares, any underwriter participating in any disposition pursuant to the registration statement and any attorney, accountant or other agent retained by any seller or underwriter, all financial and other records, pertinent corporate documents and properties of Fenix, and cause Fenix’s officers, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with the registration statement;

(j) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of Fenix’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158; and

(k) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any shares of Fenix common stock included in the registration statement for sale in any jurisdiction, use its best efforts promptly to obtain the withdrawal of such order.

4.	Registration Expenses

(a) All Registration Expenses shall be borne as provided in this Agreement, except that Fenix shall, in any case, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review and the expenses and fees for listing the securities to be quoted on The NASDAQ Stock Market.

(b) In connection with each Piggyback Registration, Fenix shall reimburse the holders of Registrable Shares included in the registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Shares included in the registration.

(c) To the extent that Registration Expenses are not required to be paid by Fenix, each holder of securities included in any registration under this Agreement shall pay those Registration Expenses allocable to the registration of the holder’s Registrable Shares so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in the registration in proportion to the aggregate selling price of the securities to be so registered.

5.	Indemnification

(a) To the extent permitted by law, Fenix shall indemnify each holder of Registrable Shares, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any Violation, except insofar as the Violation is caused by or contained in any information furnished in writing to Fenix by the holder expressly for use in a registration statement, prospectus, amendment, supplement or related document or is caused by the holder’s failure to deliver a copy of the registration statement or prospectus or any amendment or supplements after Fenix has furnished the holder with a sufficient number of copies. In connection with an underwritten offering, Fenix shall indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent provided in this Paragraph 5(a) in respect of the indemnification of holders of Registrable Shares.

(b) In connection with any registration statement in which a holder of Registrable Shares is participating, the holder shall furnish to Fenix in writing such information and affidavits as Fenix reasonably requests for use in connection with the registration statement or prospectus and, to the extent permitted by law, shall indemnify Fenix, its directors and officers and each Person who controls Fenix (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any Violation to the extent that the Violation is caused by or contained in any information furnished in writing to Fenix by the holder expressly for use in a registration statement, prospectus, amendment, supplement or related document. This obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by the holder from the sale of Registrable Shares pursuant to the registration statement.

(c) Any Person entitled to indemnification under this Paragraph 5 shall give prompt written notice to the indemnifying party of any claim in respect of which the Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification to the extent that the failure has not prejudiced the indemnifying party). Unless in the indemnified party’s reasonable judgment a conflict of interest between the indemnified and indemnifying parties may exist in respect of the claim for indemnification, the indemnified party shall permit the indemnifying party to assume the defense of the claim with counsel reasonably satisfactory to the indemnified party. If the defense of the claim is assumed by the indemnifying party, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but the indemnifying party shall not unreasonably withhold its consent). An indemnifying party who is not entitled to, or who elects not to, assume the defense of a claim for indemnification shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by the indemnifying party in respect of the claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between the indemnified party and any of the other indemnified parties with respect to the claim. The indemnification under this Paragraph 5 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of the indemnified party and shall survive the transfer of securities.

6.	Participation in Underwritten Registration

No Person may participate in any underwritten Piggyback Registration pursuant to this Agreement unless the Person (i) agrees to sell securities on the basis provided in the underwriting arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of the underwriting arrangements. In no event, however, shall a holder of Registrable Shares included in any underwritten Piggyback Registration be required to make any representations or warranties to Fenix or the underwriters (other than representations and warranties regarding the holder and the holder’s intended method of distribution) or to undertake any indemnification obligations to Fenix or the underwriters except as otherwise provided in Paragraph 5.

7.	Notices

(a) All Notices under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, facsimile or personal delivery, as follows:

(1)	if to the Shareholders, to or in care of:

with a required copy to:

(2)	if to Fenix, to:

Fenix Parts, Inc.

12901 SW 132nd Ave
Miami, FL 33186 Fax: (305) 397-1623
Attention:	Mr. Kent Robertson
Chief Executive Officer

with a required copy to:

Johnson and Colmar 2201 Waukegan Road, Suite 260 Bannockburn, Illinois 60015 Fax: (312) 922-1980
Attention:	Mr. Craig P. Colmar

(b) A Notice sent by certified or registered mail shall be considered to have been given three Business Days after being deposited in the mail. A Notice sent by overnight courier service, facsimile or personal delivery shall be considered to have been given when actually received by the intended recipient. A Party may change its address for purposes of this Agreement by Notice in accordance with this Section 7.

8.	Waiver

The failure or any delay by any Party in exercising any right under this Agreement or any document referred to in this Agreement shall not operate as a waiver of that right, and no single or partial exercise of any right shall preclude any other or further exercise of that right or the exercise of any other right. All waivers shall be in writing and signed by the Party to be charged with the waiver, and no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given.

9.	Amendment

This Agreement may not be amended except by a written agreement signed by Fenix and holders of a majority of the Registrable Shares.

10.	Construction

All references in this Agreement to “Paragraph” or “Paragraphs” refer to the corresponding paragraph or paragraphs of this Agreement. All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The captions of paragraphs of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

11.	Severability

The invalidity or unenforceability of any term or provision, or part of any term or provision, of this Agreement shall not affect the validity and enforceability of the other terms and provisions of this Agreement, and this Agreement shall be construed in all respects as if the invalid or unenforceable term or provision, or part, had been omitted.

12.	Counterparts

This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.

13.	Governing Law

This Agreement shall be governed by the internal Laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other state) that would cause the laws of any state other than the State of Delaware to govern this Agreement.

14.	Binding Effect

This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective heirs, legal representatives, successors and permitted assigns.

[Signature page follows]

In witness, the Parties have executed this Agreement.

Fenix Parts, Inc.

By
Name:
Title:

[Signature page to Registration Rights Agreement]

Schedule I

Definitions

Affiliate means, in respect of any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Party means any one of Fenix and the Shareholders, and Parties means, as the context requires, any two or more of them or Fenix on the one hand and the Shareholders on the other.

Person means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or other entity.

Registrable Shares means (i) any shares of Fenix common stock issued and delivered at the closing of the Combination Agreement and the Other Combination Agreements and (ii) any shares of Fenix common stock issued as a dividend or distribution in respect of, or in exchange for or replacement of, any shares of Fenix common stock described in clause (i). Any Registrable Shares shall cease to be Registrable Shares if and when they cease to be held by the initial holder of those shares or an Affiliate of the initial holder.

A list of the initial holders of Registrable Shares and the number of Registrable Shares held by each of them is attached as Exhibit A.

Registration Expenses means all expenses incident to Fenix’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for Fenix and all independent certified public accountants, underwriters (excluding discounts, commissions and underwriters’ counsel fees) and other Persons retained by Fenix.

Securities Act means the Securities Act of 1933, as amended.

Violation means any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement under this Agreement, including any related preliminary or final prospectus, any amendment or supplement, or any document filed under state securities or “blue sky” laws, (ii) the omission or alleged omission to state a material fact required to be stated in any such registration statement, prospectus, amendment, supplement or document or necessary to make the statements in any such registration statement, prospectus, amendment, supplement or document not misleading, or (iii) any violation or alleged violation by Fenix of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.